Exhibit 10.1

The cash compensation of the non-employee directors of the Board of Directors of the Company is as follows:

•	the annual cash retainer payable for Company Board-level (as opposed to Committee-level) service is $30,000;

•	an annual cash retainer of $12,000 is payable to the chairman of the Audit Committee;

•	an annual cash retainer of $9,000 is payable to the chairman of the Compensation Committee;

•	the amount of the per meeting fee for in-person Board of Directors meetings is $1,600;

•	the amount of the per meeting fee for in-person Committee meetings is $1,200;

•
the amount of the per meeting fee payable for telephonic meetings of the Board of Directors or a Committee lasting one hour or less is fixed at 50% of the per meeting for a Board of Directors or Committee meeting, as applicable and

•
in the event that the Company determines that it is advisable to establish a Special Committee, if and when such a Committee is needed, additional compensation would be paid at the rate of $5,000 per month for the Special Committee Chairman, $2,500 per month for the Special Committee Vice-Chairman, and $2,000 per meeting for all members of the Special Committee. The additional compensation will be discontinued when any Special Committee project is suspended or concluded.